EXHIBIT 99.6

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

Host Hotels & Resorts Inc. operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through Host Hotels & Resorts L.P. and its subsidiaries. Host Hotels & Resorts, L.P., a Delaware limited partnership, operates through an umbrella partnership structure, with Host Hotels & Resorts, Inc., a Maryland corporation, as its sole general partner. In the notes to the financial statements, we use the terms “we” or “our” to refer to Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. together, unless the context indicates otherwise. We also use the term “Host Inc.” to specifically refer to Host Hotels & Resorts, Inc. and the term “Host L.P.” to specifically refer to Host Hotels & Resorts, L.P. (and its consolidated subsidiaries) in cases where it is important to distinguish between Host Inc. and Host L.P. Host Inc. holds approximately 98.4% of Host L.P.’s partnership interests, or OP units.

As of December 31, 2010, we owned, or had controlling interests in, 113 luxury and upper upscale hotel lodging properties located throughout the United States, Rio de Janeiro, Brazil, Santiago, Chile, Toronto and Calgary, Canada, Mexico City, Mexico and London, United Kingdom, operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Westin®, Sheraton®, W®, Le Méridien®, St. Regis®, Swissôtel®, Delta® and The Luxury Collection® brand names.

Subsequent Events

The accompanying financial statements and notes thereto were originally filed with the Securities & Exchange Commission on February 24, 2011. The financial statements and notes have been restated to reflect the sale of the South Bend Marriott on August 4, 2011 and the reclassification of the hotel’s operations as discontinued operations in the consolidated statement of operations and as appropriate in the notes thereto. Additionally, certain transactions regarding investing and financing activities of the company are disclosed in Note 21– “Subsequent Events” which we believe are important to investors.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the consolidated accounts of Host Inc., Host L.P. and their subsidiaries and controlled affiliates, including joint ventures and partnerships. We consolidate subsidiaries when we have the ability to direct the activities that most significantly impact the economic performance of the entity. For those partnerships and joint ventures where we are the general partner, we review the rights of the limited partners to determine if those rights would preclude the assumption of control as the general partner. Limited partner rights which would preclude presumption of control by the general partner include the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause and substantive participating rights, primarily through voting rights.

We also evaluate our subsidiaries to determine if they should be considered variable interest entities (“VIEs). If a subsidiary is a VIE, it is subject to the consolidation framework specifically for VIEs. Based on these guidelines, typically the entity that has the power to direct the activities that most significantly impact the economic performance would consolidate the VIE. We consider an entity a VIE if equity investors own an interest therein that does not have the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with ASC 810, we reviewed our subsidiaries to determine if (i) any of our subsidiaries or affiliates should be considered VIEs, and (ii) whether we should change our consolidation determination based on changes in the characteristics of these entities.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture, fixtures and equipment, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions, as well as a required reserve for potential legal damages. For purposes of the statements of cash flows, changes in restricted cash caused by changes in required legal reserves are shown as operating activities. Changes in restricted cash caused by using such funds for furniture, fixture and equipment replacement are shown as investing activities. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and, as such, are reflected in cash from financing activities.

Property and Equipment

Generally, property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. For property and equipment acquired in a business combination, we record the assets based on their fair value as of the acquisition date. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. We depreciate our property and equipment using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening or acquisition, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when placed in service.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We consider a property to be impaired when the sum of the future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. We test for impairment in several situations, including when a property has a current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including assumptions on the projected cash flows, both from operations and the eventual disposition, the expected useful life and holding period of the asset, the future required capital expenditures and fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we typically classify assets as held for sale when Host Inc.’s Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will cease recording depreciation and will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

required to be repaid as a result of the sale, as discontinued operations on our consolidated statements of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We recognize the fair value of any liability for conditional asset retirement obligations, including environmental remediation liabilities, when incurred, which is generally upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists with which to reasonably estimate the fair value of the obligation.

Intangible Assets

In conjunction with our acquisition of hotel properties, we may identify intangible assets. Identifiable intangible assets are typically contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. These contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements.

Non-Controlling Interests

Other Consolidated Partnerships. As of December 31, 2010, we consolidate four majority-owned partnerships that have third-party, non-controlling ownership interests. The third-party partnership interests are included in non-controlling interest-other consolidated partnerships on the consolidated balance sheets and totaled $29 million and $22 million as of December 31, 2010 and 2009, respectively. Three of the partnerships have finite lives ranging from 99 to 100 years that terminate between 2081 and 2095, and the associated non-controlling interests are mandatorily redeemable at the end of the finite life. At December 31, 2010 and 2009, the fair values of the non-controlling interests in the partnerships with finite lives were approximately $65 million and $44 million, respectively.

Net income (loss) attributable to non-controlling interests of consolidated partnerships is included in our determination of net income (loss). However, net income (loss) has been reduced by the amount attributable to non-controlling interests of third parties, which totaled $(0.4) million, $1 million and $(3) million for the years ended December 31, 2010, 2009 and 2008, respectively, in the determination of net income (loss) attributable to Host Inc. and Host L.P.

Host Inc.’s treatment of the non-controlling interests of Host L.P.: Host Inc. adjusts the non-controlling interests of Host L.P. each period so that the amount presented equals the greater of its carrying value based on the accumulated historical cost or its redemption value. The historical cost is based on the proportional relationship between the historical cost of equity held by our common stockholders relative to that of the unitholders of Host L.P. The redemption value is based on the amount of cash or Host Inc. stock, at our option, that would be paid to the non-controlling interests of Host L.P. if it were terminated. Therefore, we have assumed that the redemption value is equivalent to the number of shares issuable upon conversion of the outside OP units valued at the market price of Host Inc. common stock at the balance sheet date. Subsequent to the stock dividend issued in 2009 (see Note 5 – “Stockholders’ Equity of Host Inc. and Partners’ Capital of Host L.P.”), one OP unit may now be exchanged into 1.021494 shares of Host Inc. common stock. Non-controlling interests of Host L.P. are classified in the mezzanine section of the balance sheet as they do not meet the requirements for equity classification because the redemption feature requires the delivery of registered shares. The table below details the historical cost and redemption values for the non-controlling interests (in millions):

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31,
	2010	2009
OP units outstanding (millions)	10.5	11.7
Market price per Host Inc. common share	$17.87	$11.67
Shares issuable upon conversion of one OP unit	1.021494	1.021494
Redemption value (millions)	$191	$139
Historical cost (millions)	$101	$113
Book value (millions) (1)	$191	$139

(1)	The book value recorded is equal to the greater of the redemption value or the historical cost.

Net income (loss) is allocated to the non-controlling interests of Host L.P. based on their weighted average ownership percentage during the period. Net income (loss) attributable to Host Inc. has been reduced by the amount attributable to non-controlling interests in Host L.P., which totaled $2 million, $5 million and $(16) million for 2010, 2009 and 2008, respectively.

Distributions from Investments in Affiliates

We classify the distributions from our equity investments in the statements of cash flows based upon an evaluation of the specific facts and circumstances of each distribution in order to determine its nature. For example, distributions from cash generated by property operations are classified as cash flows from operating activities. However, distributions received as a result of property sales would be classified as cash flows from investing activities.

Other-than-Temporary Impairments

We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected useful life or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we will generally have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs such as available third-party appraisals and forecast net operating income for the hotel properties in order to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Income Taxes

Host Inc. has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, one of our subsidiary REITs is subject to a tax on “built-in-gains” on sales of certain assets. As a partnership for federal income tax purposes, Host L.P. is not subject to federal income tax. Host L.P. is however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of the Host L.P. taxable REIT subsidiaries is taxable as a regular C corporation and is subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host Inc. and Host L.P. and foreign income taxes incurred by Host L.P. as well as each of their respective subsidiaries.

Under the partnership agreement, Host L.P. is generally required to reimburse Host Inc. for any tax payments it is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Inc. and its subsidiaries. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method.

Foreign Currency Translation

As of December 31, 2010, our foreign operations consist of one property located in Brazil, two properties located in Chile, four properties located in Canada, one property located in Mexico, and one property located in the United Kingdom, as well as an investment in a joint venture in Europe and an investment in a joint venture in Asia. The operations of these properties and our investments are maintained in their functional currency, which is generally the local currency, and are translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties and the investments are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Foreign currency transactions are recorded in the functional currency for each entity using the exchange rates prevailing at the dates of the transactions. Assets and liabilities denominated in foreign currencies are translated at period end exchange rates. The resulting exchange differences on translation are recorded in gain (loss) on foreign currency transactions and derivatives on the accompanying consolidated statements of operations, except when deferred in accumulated other comprehensive income as qualifying net investment hedges.

Derivative Instruments

We are subject to market exposures in several aspects of our business and may, from time to time, enter into derivative instruments in order to hedge the effect of these market exposures on our operations. Potential market exposures for which we may use derivative instruments to hedge include: (i) changes in the fair value of our international investments due to fluctuations in foreign currency exchange rates, (ii) changes in the fair value of our fixed-rate debt due to changes in the underlying interest rates, and (iii) variability in interest cash flows due to changes in the underlying interest rate for our floating-rate debt. Prior to entering into the derivative contract, we evaluate whether the transaction will qualify for hedge accounting and continue to evaluate hedge effectiveness through the life of the contract. Derivative contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to net income (loss) or accumulated other comprehensive income, based on the applicable hedge accounting guidance. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Other Comprehensive Income

The components of total accumulated other comprehensive income in the balance sheets are as follows (in millions):

	2010	2009
Gain on forward currency contracts	$7	$2
Foreign currency translation	18	10

Total accumulated other comprehensive income	$25	$12

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues

Our results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

Host Inc. Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of Host Inc. common stock outstanding. Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders as adjusted for potentially dilutive securities, by the weighted average number of shares of Host Inc. common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2010	2009	2008
	(in millions, except per share amounts)
Net income (loss)	$(132)	$(258)	$414
Net (income) loss attributable to non-controlling interests	2	6	(19)
Dividends on preferred stock	(4)	(9)	(9)
Issuance costs of redeemed preferred stock (1)	(4)	—	—

Earnings (loss) available to common stockholders	(138)	(261)	386
Assuming deduction of gain recognized for the repurchase of 2004 Debentures (2)	—	(2)	(8)

Diluted earnings (loss) available to common stockholders	$(138)	$(263)	$378

Basic weighted average shares outstanding	656.1	586.3	521.6
Assuming weighted average shares for the repurchased 2004 Debentures	—	.9	5.4
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at market price	—	—	.4

Diluted weighted average shares outstanding (3)	656.1	587.2	527.4

Basic earnings (loss) per share	$(.21)	$(.45)	$.74
Diluted earnings (loss) per share	$(.21)	$(.45)	$.72

(1)	Represents the original issuance costs associated with the Class E preferred stock, which were redeemed during 2010.
(2)

During 2009 and 2008, we repurchased $75 million and $100 million face amount, respectively, of our $500 million 3 1/4% exchange able senior debentures (the “2004 Debentures”) with a carrying value of $72 million and $96 million for approximately $69 million and $82 million, respectively. We are required to determine the dilutive effect of the repurchased 2004 Debentures separately from the 2004 Debentures outstanding at December 31, 2009 and 2008. The 2004 Debentures repurchased during 2009 and 2008 are treated as having been converted to Host Inc. common stock equivalents at the start of the period. Accordingly, the 2009 and 2008 adjustments to net income related to the repurchased 2004 Debentures include a $3 million and $14 million gain, respectively, net of interest expense on the repurchased debentures.

(3)	There are 53 million potentially dilutive shares for our exchangeable senior debentures and shares granted under comprehensive stock plans which were not included in the computation of diluted EPS as of December 31, 2010 because to do so would have been anti-dilutive for the period. See Note 4 – “Debt” for the terms and conditions of our exchangeable senior debentures and Note 8 – “Employee Stock Plans” for the terms and conditions of our comprehensive stock plans.

Host L.P. Earnings (Loss) Per Common Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding. Diluted earnings (loss) per common unit is computed by dividing net income (loss) available to common unitholders as adjusted for potentially dilutive securities, by the

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host Inc. to support Host Inc. common shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2010	2009	2008
	(in millions, except per unit amounts)
Net income (loss)	$(132)	$(258)	$414
Net (income) loss attributable to non-controlling interests	—	1	(3)
Distributions on preferred OP units	(4)	(9)	(9)
Issuance costs of redeemed preferred OP units(1)	(4)	—	—

Earnings (loss) available to common unitholders	(140)	(266)	402
Assuming deduction of gain recognized for the repurchase of 2004 Debentures(2)	—	(2)	(8)

Diluted earnings (loss) available to common unitholders	$(140)	$(268)	$394

Basic weighted average units outstanding	653.0	598.3	541.8
Assuming weighted average units for the repurchased 2004 Debentures	—	.9	5.4
Assuming distribution of units to Host Inc. for Host Inc. common shares granted under the comprehensive stock plan, less shares assumed purchased at market price	—	—	.4

Diluted weighted average units outstanding(3)	653.0	599.2	547.6

Basic earnings (loss) per unit	$(.21)	$(.44)	$.74
Diluted earnings (loss) per unit	$(.21)	$(.45)	$.72

(1)	Represents the original issuance costs associated with the Class E preferred OP units, which were redeemed during 2010.
(2)

During 2009 and 2008, we repurchased $75 million and $100 million face amount, respectively, of our $500 million 3 1/4% exchange able senior debentures (the “2004 Debentures”) with a carrying value of $72 million and $96 million for approximately $69 million and $82 million, respectively. We are required to determine the dilutive effect of the repurchased 2004 Debentures separately from the 2004 Debentures outstanding at December 31, 2009 and 2008. The 2004 Debentures repurchased during 2009 and 2008 are treated as having been converted to common unit equivalents at the start of the period. Accordingly, the 2009 and 2008 adjustments to net income related to the repurchased 2004 Debentures include a $3 million and $14 million gain, respectively, net of interest expense on the repurchased debentures.

(3)	There are 51 million potentially dilutive units for our exchangeable senior debentures and for units distributable to Host Inc. for Host Inc. shares granted under comprehensive stock plans which were not included in the computation of diluted earnings per unit as of December 31, 2010 because to do so would have been anti-dilutive for the period. See Note 4 – “Debt” for the terms and conditions of our Exchangeable Senior Debentures and Note 8 – “Employee Stock Plans” for the terms and conditions of Host Inc.’s comprehensive stock plans.

Accounting for Share-Based Payments

At December 31, 2010, Host Inc. maintained two stock-based employee compensation plans. Additionally, in connection with Host Inc.’s conversion to a REIT, Host L.P. assumed the employee obligations of Host Inc. Therefore, upon the issuance of Host’s common stock under the compensation plans, Host L.P. will issue to Host Inc. common OP units of an equivalent value. Accordingly, these liabilities and related disclosures are included in the consolidated financial statements for Host Inc. and Host L.P., respectively. See Note 8 – “Employee Stock Plans.”

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility, and amounts due or payable under our derivative contracts. At December 31, 2010, our

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exposure risk related to our derivative contracts totaled $18 million and the counterparties are investment grade financial institutions. Our credit risk exposure with regard to our cash and the $542 million available under our credit facility is spread among a diversified group of investment grade financial institutions.

Business Combinations

We recognize identifiable assets acquired, liabilities assumed, non-controlling interests and contingent liabilities assumed in a business combination at their fair values at the acquisition date based on the exit price (i.e. the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date). Furthermore, acquisition-related costs, such as due diligence, legal and accounting fees, are not capitalized or applied in determining the fair value of the acquired assets. Classification of a lease does not change if it is part of a business combination. Capital lease obligations that are assumed as a part of the acquisition of a leasehold interest are fair valued and included as debt on the accompanying balance sheet and we will record the corresponding right-to-use assets. In certain situations, a deferred tax liability is created due to the difference between the fair value and the tax basis of the asset at the acquisition date, which also may result in a goodwill asset being recorded. The goodwill that is recorded as a result of this difference is not subject to amortization.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2. Property and Equipment

Property and equipment consists of the following as of December 31:

	2010	2009
	(in millions)
Land and land improvements	$1,669	$1,574
Buildings and leasehold improvements	12,080	11,502
Furniture and equipment	1,895	1,794
Construction in progress	168	104

	15,812	14,974
Less accumulated depreciation and amortization	(5,298)	(4,743)

	$10,514	$10,231

The aggregate cost of real estate for federal income tax purposes is approximately $9,957 million at December 31, 2010. During 2009, we recorded non-cash impairment charges totaling $97 million, of which $20 million is included in depreciation and amortization and the remaining $77 million has been reclassified to discontinued operations. See Note 13 – “Fair Value Measurements.”

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

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3. Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by us. Investments in affiliates consists of the following:

	As of December 31, 2010
	Ownership Interests	Our Investment	Debt	Assets
	(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$(1)	$—	None
HHR Euro CV	32.1%	135	945	Eleven hotels located in Europe
Tiburon Golf Ventures, L.P.	49.0%	14	—	36-hole golf club

Total		$148	$945

	As of December 31, 2009
	Ownership Interests	Our Investment	Debt	Assets
	(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$—	$—	None
HHR Euro CV	32.1%	137	1,032	Eleven hotels located in Europe
HHR TRS CV	9.8%	1	5	Lease agreements for certain hotels owned by HHR Euro CV
Tiburon Golf Ventures, L.P.	49.0%	15	—	36-hole golf club

Total		$153	$1,037

European Joint Venture

We are a partner in HHR Euro CV, a joint venture that owns 11 hotels in Europe (the “European joint venture”). We serve as the general partner and have a 32.1% ownership interest therein (including our limited and general partner interests). The initial term of the European joint venture is ten years, subject to two one-year extensions with partner approval. During 2010, the partners of the European joint venture amended and restated their partnership agreement. The amendments were (i) to extend the commitment period during which the European joint venture may make additional equity investments from May 2010 to May 2013, (ii) to reflect an internal restructuring of one of our joint venture partners, and (iii) to reflect changes as a result of the acquisition of the equity interests of subsidiaries previously owned by a separate TRS joint venture with the same partners, which subsidiaries currently lease, as tenant, five of the hotels owned by the European joint venture. After the partnership agreement was amended, the separate TRS joint venture was dissolved. Due to the ownership structure and the non-Host limited partners’ unilateral rights to cause the dissolution and liquidation of the European joint venture at any time, it is not consolidated in our financial statements. As general partner, we earn a management fee based on the amount of equity commitments and equity investments. In 2010, 2009 and 2008, we recorded approximately $5 million, $6 million and $6 million of management fees, respectively.

During 2010, the European joint venture completed an agreement with the lender holding mortgages totaling €70.5 million on three hotels located in Brussels, under which the lender waived breaches of any financial covenants. Additionally, during 2010, the European joint venture negotiated an agreement with the lenders of mortgage loans totaling €342 million due in 2013 that had breached financial covenants. The lenders have agreed to amend these financial covenants for two years in exchange for a deposit of approximately €10 million in an escrow to fund debt service or capital expenditures and commitments to fund planned incremental capital expenditures. These loans are secured by six hotels located in Spain, Italy, Poland and the United Kingdom. These mortgage loans are non-recourse to us and a default under these loans does not trigger a default under any of our debt.

During 2010, we entered into a €20 million ($26 million) foreign currency forward purchase contract. We will sell the Euro amount and receive the U.S. dollar amount on the forward purchase date of October 1, 2014. We have entered into four foreign currency forward purchase contracts totaling €80 million (approximately $114 million) to

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with GAAP, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the stockholders’ equity portion of our balance sheet. See Note 13 – “Fair Value Measurements” for further discussion of our derivatives and hedging instruments.

Our unconsolidated investees assess impairment of real estate properties based on whether estimated undiscounted future cash flows from each individual property are less than book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel. We also review our investments for other-than-temporary impairment based on the occurrence of any events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. During 2009, we recorded a non-cash impairment charge totaling $34 million in equity in earnings (losses) of affiliates based on the difference between the estimated fair value of our investment and its carrying value. See Note 13 – “Fair Value Measurements.”

Asian Joint Venture

We are a partner in a joint venture, structured as a Singapore Corporation, that will explore investment opportunities in various markets throughout Asia, including China, Japan, India, Indonesia, Vietnam and Australia (the “Asian joint venture”). We own a 25% interest in the Asian joint venture, which has an initial term of seven years. Due to the ownership structure of the Asian joint venture and our partner’s rights to cause the dissolution and liquidation thereof, it is not consolidated in our financial statements. As of December 31, 2010, the Asian joint venture owned no hotels, but had reached an agreement with Accor and InterGlobe to develop seven properties totaling approximately 1,750 rooms in three major cities in India; Bangalore, Chennai and Delhi (the “India joint venture”). The Asian joint venture will invest approximately $50 million to acquire approximately 36% of the interest in the India joint venture. The properties will be managed by Accor under the Pullman, Novotel, and ibis brands. Development of the properties is underway and the ibis hotel in Bangalore is expected to open in 2011.

CBM Joint Venture L.P.

CBM Joint Venture Limited Partnership (“CBM JV”) owns 115 Courtyard by Marriott hotels, which are operated by Marriott International pursuant to long-term management agreements. On September 11, 2009, we sold our remaining 3.6% limited partnership interest in CBM JV for approximately $13 million and recorded the gain on property transaction of $5 million, net of taxes. As a result of this transaction, we no longer have any ownership interest in CBM JV.

Other Investments

We own a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort.

Combined Financial Information of Unconsolidated Investees

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2010	2009
	(in millions)
Property and equipment, net	$1,354	$1,461
Other assets	132	175

Total assets	$1,486	$1,636

Debt	$945	$1,037
Other liabilities	142	212
Equity	399	387

Total liabilities and equity	$1,486	$1,636

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2010	2009	2008
	(in millions)
Total revenues	$291	$360	$986
Operating expenses
Expenses	(214)	(274)	(769)
Depreciation and amortization	(23)	(119)	(121)

Operating profit (loss)	54	(33)	96
Interest income	—	3	10
Interest expense	(44)	(53)	(118)

Net income (loss)	$10	$(83)	$(12)

4. Debt

Debt consists of the following (in millions):

	December 31, 2010	December 31, 2009
Series K senior notes, with a rate of 7 1/8% due November 2013	$250	$725
Series M senior notes, with a rate of 7% due August 2012	—	344
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	498
Series T senior notes, with a rate of 9% due May 2017	388	387
Series U senior notes, with a rate of 6% due November 2020	500	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	325	323
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	502	484
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	329	316
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,249	4,534
Credit facility	58	—
Mortgage debt (non-recourse) secured by $1.1 billion and $1.5 billion of real estate assets, with an average interest rate of 4.7% and 5.1% at December 31, 2010 and 2009, maturing through December 2023(1)	1,025	1,217
Other	145	86

Total debt	$5,477	$5,837

(1)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current fair value of the assets.

In addition to the transactions described below, during 2011, we completed several significant debt transactions, including debt issuances, assumptions, refinancing, and repayments. See Note 21– “Subsequent Events” for a description of the significant 2011 transactions.

Senior Notes

General. Under the terms of our senior notes indenture, which includes our Exchangeable Senior Debentures, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The face amount of our senior notes as of December 31, 2010 and 2009 was $4.4 billion and $4.7 billion, respectively. The senior notes balance as of December 31, 2010 and 2009 includes discounts of approximately $109 million and $145 million, respectively. The notes under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes under our senior notes indenture, as well as our

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements, if any, with lenders that are parties to the credit facility. We pay interest on each series of our senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions. As of December 31, 2010, we are in compliance with all of these covenants.

We completed the following senior notes transactions during 2010 and 2009:

•

on October 25, 2010, we issued $500 million of 6% Series U senior notes due November 1, 2020 and received proceeds of approximately $492 million, net of underwriting fees and expenses. Interest on the Series U senior notes is payable semi-annually in arrears on February 1 and August 1, beginning on February 1, 2011. The Series U senior notes were exchanged for Series V senior notes in February 2011. The terms are substantially identical in all aspects, except that the new series are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders;

•

in November and August 2010, we redeemed a total of $475 million of the then outstanding $725 million, 7 1/8% Series K senior notes that are due in November 2013. A portion of the proceeds from the Series U senior notes issuance was used for the redemption of $250 million of these notes in November 2010. As a result of the redemptions, we recorded a $12 million loss on debt extinguishment, which is included in interest expense;

•

the initial put date for our 3 1/4% senior debentures (“2004 Debentures”) was April 15, 2010. At that time, the holders had the right to require us to purchase the 2004 Debentures at a price equal to 100% of the principal amount outstanding, plus accrued interest. None of the 2004 Debentures were validly tendered pursuant to the put option. Therefore, the $325 million aggregate principal amount of the 2004 Debentures remains outstanding. We currently may redeem for cash all, or a portion, of the 2004 Debentures upon a 30 day notice to the holders. If, at any time, we elect to redeem the 2004 Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to redeem the 2004 Debentures for Host Inc. stock rather than for cash equal to the redemption price. The next put option date for holders of the 2004 Debentures is April 15, 2014;

•

on January 20, 2010, we redeemed the remaining $346 million outstanding of our 7% Series M senior notes that were due in August 2012. As a result of the repurchase, we recorded an $8 million loss on debt extinguishments, which is included in interest expense;

•

on December 22, 2009, we issued $400 million of 2 1/2% Exchangeable Senior Debentures and received proceeds of $391 million, net of underwriting fees and expenses (the “2009 Debentures”). The proceeds, along with available cash, were used to redeem the remaining $346 million of the 7% Series M senior notes (described above) and to repay the $124 million mortgage on the Atlanta Marriott Marquis in the first quarter of 2010. We separately account for the debt and equity portion of the debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, we recorded the liability component of the debentures at a fair value of $316 million, which is based on an effective interest rate of 6.9% on December 16, 2009. We will amortize the resulting discount over the expected life of the debentures. See “Exchangeable Debentures” below;

•

during 2009, we repurchased approximately $74 million face amount of the 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”), with a carrying value of $68 million, for $66 million and recorded a gain of approximately $2 million on the transactions. We have $526 million face amount of the 2007 Debentures outstanding;

•

on May 11, 2009, Host L.P. issued $400 million of 9% Series T senior notes maturing May 15, 2017 and received proceeds of approximately $380 million, net of discounts and underwriting fees and expenses. Interest on the Series T notes is payable semi-annually in arrears on January 15 and July 15, beginning July 15, 2009. A portion of the proceeds was used to repay the $200 million outstanding on the revolver

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

portion of our credit facility and the outstanding $135 million mortgage debt on the Westin Kierland Resort & Spa; and

•

in the first quarter of 2009, we repurchased $75 million face amount of the 2004 Debentures, with a carrying value of $72 million, for approximately $69 million and recorded a gain on the repurchase of approximately $3 million. We have $325 million face amount of the 2004 Debentures outstanding.

The gains on the repurchased debentures are recorded in interest expense in the consolidated financial statements. We evaluated the fair value of the debt repurchased based on the fair value of the cash flows at the date of the repurchase discounted at risk adjusted rates. Based on this calculation, the fair value of the debt repurchased was generally greater than the conversion price; therefore, substantially all of the repurchase price was allocated to the debt portion of the debentures.

Exchangeable Debentures

As of December 31, 2010, we have three issuances of exchangeable senior debentures outstanding: $400 million of 2  1/2% debentures that were issued on December 22, 2009, $526 million of 2 5/8% debentures that were issued on March 23, 2007 and $325 million of 3 1/4% debentures that were issued on March 16, 2004, collectively, the “Debentures.” The Debentures are equal in right of payment with all of our other senior notes. Holders have the right to require us to purchase the Debentures at a price equal to 100% of the principal amount outstanding plus accrued interest (the “put option”) on certain dates subsequent to their respective issuances. Holders of the Debentures also have the right to exchange the Debentures prior to maturity under certain conditions, including at any time at which the closing price of Host Inc.’s common stock is more than 120% (for the 2004 Debentures) or 130% (for the 2007 and 2009 Debentures) of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the Debentures have been called for redemption. We can redeem for cash all, or a portion, of any of the Debentures at any time subsequent to each of their respective redemption dates at a redemption price of 100% of the principal amount plus accrued interest. If, at any time, we elect to redeem the Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to exchange the Debentures at the respective exchange value rather than receive the cash redemption price. The exchange value is equal to the applicable exchange rate multiplied by the price of Host Inc.’s common stock. Upon exchange, the 2004 Debentures would be exchanged for Host Inc.’s common stock, the 2007 Debentures would be exchanged for a combination of cash (for the principal balance of the debentures) and Host Inc.’s common stock (for the remainder of the exchange value) and the 2009 Debentures would be exchanged for Host Inc.’s common stock, cash or a combination thereof, at our option. Based on Host Inc.’s stock price at December 31, 2010, the 2004 Debentures’ and 2009 Debentures’ if-converted value would exceed the outstanding principal amount by $54 million and $108 million, respectively. As of February 18, 2011, none of the Debentures were exchangeable by holders.

The following chart details our outstanding Debentures as of December 31, 2010:

	Maturity date	Next put option date	Redemption date	Outstanding principal amount	Current exchange rate for each $1,000 of principal	Current equivalent exchange price	Exchangeable share equivalents
				(in millions)	(in shares)		(in shares)
2009 Debentures	10/15/2029	10/15/2015	10/20/2015	$400	71.0101	$14.08	28.4 million
2007 Debentures	4/15/2027	4/15/2012	4/20/2012	526	32.0239	31.23	16.8 million
2004 Debentures	4/15/2024	4/15/2014	4/19/2009	325	65.3258	15.31	21.2 million

Total				$1,251

We separately account for the liability and equity components of our Debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for the Debentures, we record the liability components thereof at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, 2007 Debentures and 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the proceeds received to the conversion feature of the Debentures. This

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in Host Inc.’s additional paid-in capital and Host L.P.’s capital on the consolidated balance sheets. The following chart details the initial allocations between the debt and equity components of the Debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at December 31, 2010:

	Initial Face Amount	Initial Liability Value	Initial Equity Value	Face Amount Outstanding at 12/31/2010	Debt Carrying Value at 12/31/2010	Unamortized Discount at 12/31/2010
	(in millions)
2009 Debentures	$400	$316	$82	$400	$329	$71
2007 Debentures	600	502	89	526	502	24
2004 Debentures	500	413	76	325	325	—

Total	$1,500	$1,231	$247	$1,251	$1,156	$95

Interest expense recorded for the Debentures for the periods presented consists of the following (in millions):

	2010	2009	2008
Contractual interest expense (cash)	$34	$26	$32
Non-cash interest expense due to discount amortization	32	27	30

Total interest expense	$66	$53	62

Authorization for Senior Notes and Exchangeable Senior Debentures Repurchase

In February 2010, Host Inc.’s Board of Directors authorized the repurchase of up to $400 million of senior notes, exchangeable senior debentures, mortgage debt and preferred stock. Host Inc. may purchase senior notes and exchangeable debentures through open market purchases, privately negotiated transactions, tender offers or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs.

In February 2011, Host Inc.’s Board of Directors authorized repurchases up to $500 million of senior notes, exchangeable debentures and mortgage debt (other than in accordance with its terms) and terminated the previous authorization. Separately, the Board of Directors authorized redemptions and repurchases of all or a portion of $325 million principal amount of our 2004 Debentures. Any redemption of the 2004 Debentures will not reduce the $500 million of Board authority noted above to repurchase other debt securities.

Credit Facility

On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million, and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars, and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, no default or event of default exists and the maintenance of a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 20, 2010, we drew £37 million ($56 million) from our credit facility in order to fund the cash portion of the acquisition of Le Méridien Piccadilly in London. Based on our leverage at December 31, 2010, we have $542 million of remaining available capacity under our credit facility.

Collateral and Guarantees. The obligations under the credit facility are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions, currently we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Prepayments. The loans under the credit facility are required to be prepaid, subject to certain exceptions, with excess proceeds from certain asset sales. Voluntary prepayments of the loans under the credit facility are permitted in whole or in part without premium or penalty.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. As of December 31, 2010, we are in compliance with the covenants under our credit facility.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR-based borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio at December 31, 2010 of 5.0x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets, except for environmental liabilities, fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2010, we have 11 assets that are secured by mortgage debt, with an average interest rate of 4.7% that mature between 2011 and 2023. As of December 31, 2010, we are in compliance with the covenants under all of our mortgage debt obligations.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We had the following mortgage debt issuances and repayments since January 2009. Interest for our mortgage debt is payable on a monthly basis:

Transaction Date		Property	Rate	Maturity Date	Amount
					(in millions)
Issuances/Assumptions
September	2010	W New York, Union Square(1)	6.39%	10/11/2011	$119
July	2010	Le Méridien Piccadilly(2)	1.91%	1/20/2012	51
March	2009	JW Marriott, Washington, D.C.(3)	7.50%	4/2/2013	120
Repayments/Defeasance
December	2010	Partial repayment of Orlando World Center mortgage (4)	3.76%	12/30/2010	54
December	2010	JW Marriott, Desert Springs	9.8%	12/11/2022	71
October	2010	W New York, Union Square(1)	6.39%	10/11/2011	119
February	2010	Atlanta Marriott Marquis	7.4%	2/11/2023	124
September	2009	Westin Kierland Resort & Spa	5.08%	9/1/2009	135
July	2009	San Diego Marriott Hotel & Marina	8.45%	7/1/2009	173
March	2009	The Westin Indianapolis	9.21%	3/11/2022	34

(1)	The amount shown reflects our recorded book value of the mortgage debt on the date of acquisition and defeasance, respectively. The face principal of the mortgage debt assumed was $115 million. We defeased this loan on October 19, 2010, which released us from obligations under the mortgage.
(2)	This floating mortgage is based on LIBOR plus 118 basis points. The rate shown reflects the rate in effect at December 31, 2010. We have the right to extend the maturity for a one year period subject to certain conditions.
(3)	The JW Marriott, Washington, D.C. mortgage debt has a floating interest rate of LIBOR plus 600 basis points, with a LIBOR floor of 1.5%. The interest rate shown reflects the rate in effect at December 31, 2010. Additionally, we have the right to extend the maturity for an additional one-year period, subject to certain conditions. In addition, as required by the loan agreement, we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan.
(4)	On December 17, 2010, we entered into an amendment under the $300 million mortgage loan secured by the Orlando World Center Marriott. As a result of the amendment, we repaid $54 million of the outstanding principal on December 30, 2010 and extended the maturity of the loan to July 1, 2013. We implemented a fixed annual interest rate of 4.75% on the remaining $246 million outstanding.

Interest Rate Derivative Instruments

We have entered into several derivatives in order to manage our exposures to risks associated with changes in interest rates. None of our derivatives have been entered into for trading purposes. See Note 13 – “Fair Value Measurements.”

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2010 are as follows (in millions):

2011(1)	$192
2012(2)	588
2013	609
2014	1,292
2015	1,062
Thereafter	1,769

5,512
Unamortized (discounts) premiums, net	(95)
Capital lease obligations	60

$5,477

(1)	The debt maturing in 2011 includes $58 million outstanding on our credit facility, for which we have the option to extend the maturity for an additional year, subject to the satisfaction of certain financial covenants.
(2)	In January 2011, we extended the maturity of the $50 million Le Méridien Piccadilly mortgage to January 20, 2012 and, therefore, have included it in the 2012 maturities. The mortgage loan can be extended for an additional one-year period, subject to the satisfaction of certain financial covenants.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest

The following are included in interest expense for the years ended December 31, (in millions):

	2010 (1)	2009 (2)	2008
Interest expense	$384	$379	$375
Amortization of debt premiums/discounts, net (3)	(34)	(31)	(33)
Amortization of deferred financing costs	(12)	(12)	(12)
Non-cash gains/(losses) on debt extinguishments	(1)	2	14
Change in accrued interest	10	(11)	(4)

Interest paid (4)	$347	$327	$340

(1)	Interest expense and interest paid for 2010 includes cash prepayment premiums of approximately $20 million. No significant prepayment premiums were paid in 2009 or 2008.
(2)	Interest expense and interest paid for 2009 is net of $7 million received in connection with the 2007 defeasance of $514 million in collateralized mortgage-backed securities.
(3)	Primarily represents the amortization of the debt discount, which is non-cash interest expense, on our Debentures established at the date of issuance. See “–Exchangeable Debentures”.
(4)	Does not include capitalized interest of $3 million, $5 million and $10 million during 2010, 2009 and 2008, respectively.

Amortization of property and equipment under capital leases totaled $1 million, $1 million and $2 million for 2010, 2009 and 2008, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5. Equity of Host Inc. and Capital of Host L.P.

In addition to the transactions described below, during 2011, we completed a Sales Agency Financing Agreement. See Note 21– “Subsequent Events” for a description of this transaction.

Equity of Host Inc.

Host Inc. has authorized 1,050 million shares of common stock, with a par value of $0.01 per share, of which 675.6 million and 646.3 million were outstanding as of December 31, 2010 and 2009, respectively. Fifty million shares of no par value preferred stock are authorized; none of those shares were outstanding as of December 31, 2010 and 4.0 million were outstanding at December 31, 2009.

Capital of Host L.P.

As of December 31, 2010, Host Inc. is the owner of approximately 98.4% of Host L.P.’s common OP units. The remaining 1.6% of common OP units are held by various third party limited partners. Each OP unit may be redeemed for cash or, at the election of Host Inc., Host Inc. common stock, based on the conversion ratio of 1.021494 shares of Host Inc. common stock for each OP unit.

As of December 31, 2010 and 2009, Host L.P. has 671.8 million and 644.4 million common OP units outstanding, respectively, of which Host Inc. held 661.4 million and 632.7 million, respectively. In addition, no preferred OP units were outstanding as of December 31, 2010 and 4.0 million were outstanding at December 31, 2009.

In exchange for any shares issued by Host Inc., Host L.P. will issue OP units based on the applicable conversion ratio. Additionally, funds used by Host Inc. to pay dividends on its common stock are provided through distributions from Host L.P.

Issuances of Common Stock

On August 19, 2010, Host Inc. entered into a Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host Inc. may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The sales will be made in “at the market” offerings under Securities

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and Exchange Commission (SEC) rules, including sales made directly on the New York Stock Exchange. BNY Mellon Capital Markets, LLC is acting as sales agent. Host Inc. issued approximately 18.8 million shares of common stock through this new program at an average price of $15.96 per share for net proceeds of $297 million. Host Inc. may continue to sell shares of common stock under its new program from time to time based on market conditions, although they are not under an obligation to sell any shares. Host Inc. has approximately $100 million remaining under the program.

On August 19, 2009, Host Inc. entered into a Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host Inc. may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. During 2010 and 2009, Host Inc. issued approximately 8 million and 28 million shares, respectively of common stock through this program at an average price of approximately $13.58 per share and $10.37 per share, respectively, for net proceeds of approximately $109 million and $287 million, respectively.

On April 29, 2009, Host Inc. issued 75.75 million of common stock at $6.60 per share and received net proceeds of approximately $480 million, net of underwriting discounts, commissions and transaction expenses.

Dividends/Distributions

Host Inc. is required to distribute at least 90% of its annual taxable income, excluding net capital gains, to its stockholders in order to maintain its qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by Host Inc. to pay dividends on its common stock are provided through distributions from Host L.P. Host Inc.’s policy in 2010 was to pay a dividend of $.01 per quarter with respect to its common stock, without regard to the existence of taxable income. The amount of any future dividends will be determined by Host Inc.’s Board of Directors.

On September 14, 2009, Host Inc. announced that its Board of Directors authorized a special dividend of $0.25 per share of common stock of Host Inc., which was paid on December 18, 2009 to holders of record as of November 6, 2009. The dividend was paid with cash or with shares of common stock, at the election of the stockholder. In order to comply with Host Inc.’s remaining REIT taxable income distribution requirements for the year ended December 31, 2009, Host Inc.’s Board of Directors determined that the cash component of the dividend (other than cash paid in lieu of fractional shares) would not exceed 10% in the aggregate. As a result, Host Inc. issued 13.4 million shares of Host Inc. common stock valued at $140 million on December 18, 2009, and paid cash in the amount of approximately $16 million, for a total dividend of $156 million. Pursuant to the Third Amended and Restated Agreement of Limited Partnership of Host L.P., as amended (the “Partnership Agreement”), common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host Inc. to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% of the dividend paid with Host Inc. common stock. Therefore, subsequent to the issuance of shares of common stock to stockholders of Host Inc., the conversion factor used to convert OP units into shares of Host Inc. common stock was adjusted from 1.0 to 1.021494.

All common and preferred cash and stock dividends that were taxable to our stockholders in 2010 and 2009 were considered 100% ordinary income. None of such dividends were considered qualified dividends subject to a reduced tax rate. The table below presents the amount of common and preferred dividends declared per share and common and preferred distributions per unit as follows:

	2010	2009	2008
Common stock	$.04	$.25	$.65
Class E preferred stock 8 7/8%	.555	2.22	2.22
Common OP units	.041	.025	.65
Class E preferred OP units 8 7/8%	.555	2.22	2.22

Preferred Stock Redemption

On June 18, 2010, Host Inc. redeemed 4,034,300 shares of its 8 7/8% Class E cumulative redeemable preferred stock at a redemption price of $25.00 per share, plus accrued dividends. The original issuance costs for the Class E

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

preferred stock are treated as a deemed dividend in Host Inc.’s consolidated statement of operations and have been reflected as a deduction to net income available to common stockholders for the purpose of calculating Host Inc.’s basic and diluted earnings per share. Similarly, the issuance costs have been treated as a deemed distribution in Host L.P.’s consolidated statement of operations and have been reflected as a reduction to Host L.P.’s earnings per diluted unit. As a result of the redemption, no classes of preferred stock are outstanding.

6. Income Taxes

Host Inc. elected to be taxed as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding the distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the composition of its assets and the sources of its revenues) is generally not subject to federal and state income taxation on its operating income that is distributed to its stockholders. As a partnership for federal income tax purposes, Host L.P. is not subject to federal income tax. It is, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition to paying federal and state income taxes on any retained income, one of our subsidiary REITs is subject to taxes on “built-in-gains” that result from sales of certain assets. Additionally, each of our taxable REIT subsidiaries is taxable as a regular C corporation, subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income taxes incurred by Host Inc. and Host L.P. and foreign income taxes incurred by Host L.P., as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryovers based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2010 and 2009 are as follows (in millions):

	2010	2009
Deferred tax assets	$161	$108
Less: Valuation allowance	(44)	(37)

Subtotal	117	71
Deferred tax liabilities	(40)	(16)

Net deferred tax asset	$77	$55

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have recorded a 100% valuation allowance of approximately $38 million against the net deferred tax asset related to the net operating loss and asset tax credit carryovers as of December 31, 2010 with respect to our hotel in Mexico. There is a $1 million valuation allowance against the deferred tax asset related to the net operating loss and capital loss carryovers as of December 31, 2010 with respect to our hotels in Canada. Finally, there is a $5 million valuation allowance against the deferred tax asset related to the net operating loss carryovers as of December 31, 2010 with respect to certain of our U.S. taxable REIT subsidiaries that act as lessee pursuant to the HPT leases. We expect that the remaining net operating loss and alternative minimum tax credit carryovers for U.S. federal income tax purposes to be realized. The net increase in the valuation allowance for the year ending December 31, 2010 and December 31, 2009 was approximately $7 million and $9 million, respectively. The primary components of our net deferred tax asset were as follows (in millions):

	2010	2009
Accrued related party interest	$11	$7
Net operating loss and capital loss carryovers	71	51
Alternative minimum tax credits	4	4
Property and equipment	(4)	(3)
Investments in domestic and foreign affiliates	(2)	(11)
Prepaid revenue	55	46
Purchase accounting items	(14)	(2)

Subtotal	121	92
Less: Valuation allowance	(44)	(37)

Net deferred tax asset	$77	$55

At December 31, 2010, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryovers of approximately $200 million. We have deferred tax assets related to these loss and tax credit carryovers of approximately $71 million, with a valuation allowance of approximately $44 million. Our net operating loss carryovers expire through 2030, and our foreign capital loss carryovers have no expiration period. Our domestic alternative minimum tax credits have no expiration period and our foreign asset tax credits expire through 2017.

Our U.S. and foreign income (loss) from continuing operations before income taxes was as follows (in millions):

	2010	2009	2008
U.S. income (loss)	$(170)	$(208)	$381
Foreign income (loss)	11	(28)	(2)

Total	$(159)	$(236)	$379

The (benefit) provision for income taxes for continuing operations consists of (in millions):

	2010	2009	2008
Current — Federal	$—	$(7)	$—
— State	1	2	2
— Foreign	4	4	3

	5	(1)	5

Deferred — Federal	(31)	(33)	(11)
— State	(6)	(7)	2
— Foreign	1	2	1

	(36)	(38)	(8)

Income tax benefit – continuing operations	$(31)	$(39)	$(3)

The total benefit for income taxes, including the amounts associated with discontinued operations, was ($32) million, ($40) million and ($3) million in 2010, 2009 and 2008, respectively.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The differences between the income tax (benefit) provision calculated at the statutory U.S. federal income tax rate of 35% and the actual income tax (benefit) provision recorded each year for continuing operations are as follows (in millions):

	2010	2009	2008
Statutory federal income tax provision (benefit) – continuing operations	$(56)	$(83)	$133
Adjustment for nontaxable (income) loss of Host Inc. – continuing operations	25	43	(144)
State income tax provision, net	(5)	(3)	2
Uncertain tax positions provision (benefit)	—	(7)	2
Foreign income tax provision	5	11	4

Income tax benefit – continuing operations	$(31)	$(39)	$(3)

Cash paid for income taxes, net of refunds received, was $4 million, $5 million and $7 million in 2010, 2009 and 2008, respectively.

GAAP prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement in order to determine the amount of benefit to recognize in the financial statements. This accounting standard applies to all tax positions related to income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2010	2009
Balance at January 1	$5	$13
Reductions due to expiration of certain statutes of limitation	—	(7)
Other increases (decreases)	—	(1)

Balance at December 31	$5	$5

All of such amount, if recognized, would impact our reconciliation between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35% and the actual income tax provision (benefit) recorded each year. In 2009, we recognized an income tax benefit of $7 million, related to the reduction of previously accrued income taxes after an evaluation of the exposure items and the expiration of the related statutes of limitation. No such amount was recognized in 2010.

It is reasonably possible that the total amount of unrecognized tax benefits will not change within 12 months of the reporting date. As of December 31, 2010, the tax years that remain subject to examination by major tax jurisdictions generally include 2007-2010.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During each of the years ended December 31, 2010, 2009 and 2008, we recognized approximately $0.1 million of interest expense related to the unrecognized tax benefits. We had approximately $0.6 million and $0.5 million of interest accrued at December 31, 2010, and 2009, respectively.

7. Leases

Taxable REIT Subsidiaries Leases

We lease substantially all of our hotels to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hospitality Properties Trust Relationship

We own a leasehold interest in 53 Courtyard by Marriott properties, which properties were sold to Hospitality Properties Trust (“HPT”) and leased back to us in 1995 and 1996. In conjunction with our conversion to a REIT, we entered into subleases for these 53 properties, as well as 18 Residence Inn by Marriott properties, with a third party. In late June 2010, HPT sent notices of default because the subtenants failed to meet net worth covenants, which would have triggered an event of default by us under the leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and we resumed acting as owner under the management agreements. Effective upon termination of the subleases, we recorded the operations of the hotels as opposed to rental income for the remaining portion of 2010. As a result, we recorded $123 million of hotel revenues for the 71 properties, as well as $44 million of rental income earned prior to the termination of the subleases in 2010, which are included in other revenues on the consolidated statements of operations. Additionally, we recorded $96 million of hotel expenses related to the 71 properties, as well as $84 million of rental expense due to HPT in 2010, which are included in other property-level expenses on the consolidated statements of operations. The property revenues and rental income recorded, less the hotel expenses and rental expenses, resulted in a loss of approximately $13 million and $1 million in 2010 and 2009, respectively, and a gain of $4 million in 2008.

The subtenants remain obligated to us for outstanding rent payment obligations to the extent that operating cash generated by the hotels is less than rent that would have been paid under the terminated subleases, although they have not funded the obligation since the termination of the subleases. At the expiration of that master lease, HPT is obligated to pay us deferred proceeds related to the initial sale of the 53 Courtyard properties of approximately $51 million, subject to damages arising out of an event of default, if any, under the master lease, plus additional amounts held in a tenant collection account. We terminated the master lease on the 18 Residence Inn properties in accordance with its terms effective December 31, 2010, at which time HPT paid us $17.2 million of deferred proceeds related to the initial sale of the 18 Residence Inn properties and additional amounts held in the tenants collection account. On November 23, 2010, we gave notice that we will not extend the term of the master lease on the 53 Courtyard by Marriott properties, which will result in termination and expiration of the lease on those properties effective December 31, 2012.

Ground Leases

As of December 31, 2010, all or a portion of 36 of our hotels, including Le Méridien Piccadilly discussed below, are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense ratably over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Additionally, the rental payments under one lease are based on real estate tax assessments.

Le Méridien Piccadilly

On July 22, 2010, we acquired a leasehold interest in Le Méridien Piccadilly in London (see Note 11 — “Acquisitions”). In conjunction with the acquisition, we assumed the existing lease agreement for the use of the property, which includes both the land and the building and includes minimum payments and contingent payments based on the operation of the hotel. Upon acquisition, we calculated the fair value of the lease based on its expected lease payments discounted at a risk adjusted rate of 10% and allocated the value to its land and building components. The portion of the lease allocated to the land is considered an operating lease and we expense the associated lease payments to ground rent over the life of the lease. The portion of the lease allocated to the building is considered a capital lease, as it extends beyond the useful life of the asset. Therefore, we recorded a capital lease asset and obligation of £38 million ($58 million) based on the fair value of the expected lease payments over the life of the lease. We amortize the capital lease asset over the expected useful life of the asset, or 40 years. Amortization of the capital lease asset is included in depreciation and amortization. We amortize the capital lease obligation using the effective interest method and an implicit rate based on the minimum lease payments. Contingent payments based on the operations of the hotel that exceed the minimum payments will be expensed as incurred.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Lease Information

We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. The restaurant leases are accounted for as operating leases. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. Equipment leases are accounted for as either operating or capital leases depending on the characteristics of the particular lease arrangement. Equipment leases that are characterized as capital leases are classified as furniture and equipment and are depreciated over the life of the lease. The amortization charge applicable to capitalized leases is included in depreciation expense.

General

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2010. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants of approximately $6 million payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2011	$3	$109
2012	3	104
2013	2	34
2014	2	32
2015	2	31
Thereafter	147	1,022

Total minimum lease payments	159	$1,332

Less: amount representing interest	(32)

Present value of minimum lease payments	$127

We remain contingently liable on certain leases relating to our former restaurant business. Such contingent liabilities aggregated $18 million as of December 31, 2010. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense is included in other property-level expenses line item and consists of (in millions):

	2010	2009	2008
Minimum rentals on operating leases	$128	$122	$121
Additional rentals based on sales	19	23	39
Rental payments based on real estate tax assessments	21	19	—
Less: sublease rentals	(44)	(83)	(90)

	$124	$81	$70

8. Employee Stock Plans

In connection with Host Inc.’s conversion to a REIT, Host L.P. assumed the employee obligations of Host Inc. Upon the issuance of Host Inc.’s common stock under either of the two stock-based compensation plans described below, Host L.P. will issue to Host Inc. common OP units of an equivalent value. Accordingly, these liabilities and related disclosures are included in both Host Inc.’s and Host L.P.’s consolidated financial statements.

Host Inc. maintains two stock-based compensation plans, the Comprehensive Stock and Cash Incentive Plan (the “2009 Comprehensive Plan”), whereby Host Inc. may award to participating employees (i) restricted shares of Host Inc.’s common stock, (ii) options to purchase our common stock and (iii) deferred shares of our common stock

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and the employee stock purchase plan (ESPP). At December 31, 2010, there were approximately 19.2 million shares of Host Inc.’s common stock reserved and available for issuance under the 2009 Comprehensive Plan.

We recognize costs resulting from share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity awards are measured based on the fair value on the date of grant. Liability classified awards are re-measured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. The senior executive restricted stock awards have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Other stock awards have been classified as equity awards as these awards do not have this optional tax withholding feature.

On May 14, 2009, our stockholders approved the 2009 Comprehensive Plan. The 2009 Comprehensive Plan currently has 25.5 million shares authorized, which includes incremental shares approved on May 7, 2010 to reflect our 2009 stock dividend, that can be issued for stock-based compensation to employees and directors. Shares described below that were granted after May 14, 2009 were issued under this plan. We granted 5.0 million restricted shares to senior executives that vest in 2010 and 2011 and 1.0 million stock options under this plan. We also granted 0.2 million restricted shares to other employees at a per share price of $10.40.

Prior to the adoption of the 2009 Comprehensive Plan, we granted 2.4 million restricted shares and 0.4 million stock options to senior executives that had a requisite service period through December 31, 2009. These shares were granted under our previous 1997 Comprehensive Stock and Cash Incentive Plan (the “1997 Comprehensive Plan”) which is not in effect as of December 31, 2009. We also granted 0.2 million restricted shares to upper middle management during 2009 through the 1997 Comprehensive Plan.

During 2010, 2009 and 2008, we recorded compensation expense of approximately $39.6 million, $20.5 million and $2.8 million, respectively. Shares granted in 2010, 2009 and 2008 totaled 0.4 million, 9.0 million and 0.3 million, respectively, while 2.6 million, 2.2 million and 0.3 million vested during those years. Approximately 4.3 million shares are unvested as of December 31, 2010 with a weighted average fair value of $10.30 per share.

Senior Executive Restricted Stock

During 2009, Host Inc. granted shares to senior executives that vest through year end 2011 in three annual installments (the “2009 – 2011 Plan”). Vesting for these shares is determined based on (1) personal performance based on the achievement of specific management business objectives and (2) market performance based on the achievement of total shareholder return on a relative basis. These awards are considered liability awards; therefore we recognize compensation expense over the requisite period based on the fair value of the award at the balance sheet date. The fair value of the personal performance awards are based on management’s estimate of shares that will vest during the requisite service period at the balance sheet market rate. The fair value of the awards that vest based on market performance is estimated using a simulation or Monte Carlo method. For the purpose of the simulation at year end 2010, we assumed a volatility of 82.9%, which is calculated based on the volatility of our stock price over the last three years, a risk-free interest rate of 1.02%, which reflects the yield on a 3-year Treasury bond, and stock betas of 1.062 and 1.377 compared to the Lodging composite index and the REIT composite index, respectively, based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

Under the 2009-2011 Plan, we granted a total of 7.5 million shares (0.3 million in 2010 and 7.2 million in 2009). The grants in 2010 primarily relate to new hires or promotions. Of the 7.5 million shares granted, vesting for approximately 48% of the shares is based on the satisfaction of personal performance goals set by each executive, approximately 26% is based on the achievement of total shareholder return on a relative basis compared to the NAREIT index and approximately 26% is based on the achievement of total shareholder return in comparison to eight other lodging companies. Shares that vest based on market conditions that are not earned in any given year are

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

still outstanding and may be earned based on our cumulative relative market performance for the period from January 1, 2009 through December 31, 2011.

During the first quarter of 2006, Host Inc. granted shares to senior executives that vested through year end 2008 in three annual installments (the “2006 – 2008 Plan”). The plan concluded as of December 31, 2008 and all shares were either vested or forfeited. Vesting for these shares was determined both on continued employment and market performance based on the achievement of total shareholder return on an absolute and relative basis. Approximately 110,000 of the shares remaining under the plan vested as of December 31, 2008 and were issued on February 5, 2009.

During 2010, 2009 and 2008, we recorded compensation expense of approximately $36 million, $19 million and $2 million respectively, related to the restricted stock awards to senior executives. Based on the valuation criteria above, the total unrecognized compensation cost that relates to nonvested restricted stock awards at December 31, 2010 was approximately $32 million, which, if earned, will be recognized over the weighted average of one year. The following table is a summary of the status of our senior executive plans for the three years ended December 31, 2010. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

	2010		2009		2008
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)

Balance, at beginning of year	5.6	$7	0.1	$7	1.5	$7
Granted	0.2	17	7.2	9	0.2	18
Vested(1)	(1.9)	18	(1.6)	11	(0.3)	10
Forfeited/expired	(0.2)	11	(0.1)	7	(1.3)	—

Balance, at end of year	3.7	11	5.6	7	0.1	7

Issued in calendar year(1)	0.8	11	0.1	7	0.1	15

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 0.8 million shares issued in 2010 include shares vested at December 31, 2009, after adjusting for shares withheld to meet employee tax requirements. The shares withheld for employee tax requirements were valued at $6.9 million, $0.6 million and $1.6 million, for 2010, 2009 and 2008, respectively.

Employee Stock Options

As part of the 2009 Comprehensive Plan, Host Inc. granted .1 million and 1.4 million stock options during 2010 and 2009, respectively. The options expire ten years after the grant date. Vesting for these shares is based on continuing employment. The fair value of the stock options was estimated on the date of grant based on a simulation/Monte Carlo method. For the options granted in 2010 and 2009, we assumed a volatility between 49% and 62%, which is measured over a historical period based on the life of the options, generally five to six years. We also assumed a risk free interest rate which ranged from 2.0% to 3.1% and an average dividend yield of 5%.

On December 31, 2010 and December 31, 2009, approximately 518,000 and 464,000 of the options vested and we recorded approximately $1.8 million and $0.8 million in compensation expense for these options in 2010 and 2009, respectively. No other options were granted between December 2002 and December 2008. The following table summarizes the stock option grants during the year:

Date	Shares (in millions)	Weighted Average Option Price	Weighted Average Grant Date Fair Value	Unrecognized Compensation Expense (in millions)
2/4/2010	.1	$11.39	$4.81	$.1
5/14/2009	.9	8.19	3.21	2.9
2/5/2009	.5	5.08	1.73	—

	1.5	7.32	2.80	$3.0

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table is a summary of the status of Host Inc.’s stock option plans that have been approved by Host Inc.’s stockholders. Host Inc. does not have stock option plans that have not been approved by its stockholders.

	2010		2009		2008
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	1.5	$7	.2	$8	.4	$7
Granted	.1	11	1.4	7	—	—
Exercised	(.2)	5	(.1)	8	(.2)	7
Forfeited/expired	—	—	—	—	—	—

Balance, at end of year	1.4	8	1.5	7	.2	8

Options exercisable at year-end	.9	7	.5	5	.2	8

The following table summarized the information about stock options at December 31, 2010.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$4 – 6.3		8	$5.08	.3	$5.08
7 – 9	1.0	8	8.01	.5	7.99
10-12.1		9	11.02	.1	10.88

Total	1.4	8	7.50	.9	7.14

Other Stock Plans

In addition to the stock plans described above, we maintain an upper-middle management plan, an employee stock purchase plan and, in 2009, granted broad-based stock awards to all employees. These awards are all time-based equity awards that vest within three years of the grant date and are expensed based on the grant date fair value. During 2010, 2009 and 2008 we granted 120,000 shares, 331,000 shares and 51,000 shares, respectively, under these programs and recorded expenses of $2.2 million, $1.4 million and $1.1 million, respectively.

9. Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host Inc.’s Board of Directors. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2010.

10. Discontinued Operations

We disposed of one hotel in 2011, two hotels in 2010 (one of which was classified as held-for-sale as of December 31, 2009), six hotels in 2009 and two hotels in 2008. The 2009 dispositions include one hotel for which our ground lease expired in 2009 and, in connection therewith, the hotel reverted back to the ground lessor in 2010. The operations for these hotels are included in discontinued operations. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held for sale and the results of sold hotels prior to their disposition for the periods presented (in millions):

	2010	2009	2008
Revenues	$14	$81	$186
Income before taxes	(3)	(88)	10
Gain (loss) on disposals, net of tax	(2)	26	24

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net income (loss) attributable to Host Inc. is allocated between continuing and discontinued operations as follows for the years ended December 31, (in millions):

	2010	2009	2008
Income (loss) from continuing operations, net of tax	$(126)	$(192)	$364
Discontinued operations, net of tax	(4)	(60)	31

Net income (loss) attributable to Host Hotels & Resorts, Inc.	$(130)	$(252)	$395

Net income (loss) attributable to Host L.P. is allocated between continuing and discontinued operations as follows for the years ended December 31, (in millions):

	2010	2009	2008
Income (loss) from continuing operations, net of tax	$(128)	$(196)	$379
Discontinued operations, net of tax	(4)	(61)	32

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(132)	$(257)	$411

11. Acquisitions

In addition to the transactions described below, during 2011, we have completed the acquisition of ten properties. We have included the fair value and the pro forma results of operations of these properties in the tables below. See Note 21– “Subsequent Events” for a description of these transactions.

We record the assets acquired, liabilities assumed and non-controlling interests at fair value as of the acquisition date. Furthermore, acquisition-related costs, such as broker fees, transfer taxes, due diligence costs and legal and accounting fees, are expensed in the period incurred and are not capitalized or applied in determining the fair value of the acquired assets. We acquired four hotel assets during 2010 and recorded $8 million of acquisition-related expenses. The acquisitions are consistent with our strategy of acquiring luxury and upper upscale hotels in major urban markets. We recorded the purchase price of the acquired assets and liabilities at the estimated fair value on the date of purchase. For 2010, our property acquisitions were as follows:

•	on September 30, 2010, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R$80 million ($47 million);

•

on September 2, 2010, we formed a joint venture with a subsidiary of Istithmar World to purchase the 270-room W New York, Union Square. We have a 90% interest and serve as the managing member of the joint venture and, therefore, consolidate the entity. The joint venture purchased the hotel for $188 million, which, in addition to cash consideration, includes the assumption of $115 million of mortgage debt, with a fair value of $119 million, and other liabilities valued at $8.5 million. The fair value of the debt was determined using the present value of future cash flows. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash and FF&E reserve funds at the hotel of $11 million;

•	on August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million; and

•

on July 22, 2010, we acquired the leasehold interest in the 266-room Le Méridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage which approximates fair value. As part of the purchase of the leasehold interest, we acquired restricted cash at the hotel of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £38 million ($58 million). The capital lease obligation is included in debt on the accompanying consolidated balance sheets and increased the book value of the leasehold interest purchased (See Note 7 – “Leases”). We also recorded a deferred tax liability of £19 million ($30 million) and a deferred tax asset of £

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 million ($17 million) and goodwill of £8 million ($13 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the asset. We drew £37 million ($56 million) from our credit facility to fund the cash portion of the acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our 2010 and 2011 acquisitions (in millions):

Property and equipment	$1,721
Goodwill	13
Deferred tax asset	17
Restricted cash, FF&E reserve and other assets	43

Total assets	$1,794

Mortgage debt	(254)
Capital lease obligation	(58)
Deferred tax liability	(30)
Other liabilities	(19)

Net assets acquired	$1,433

Our summarized unaudited consolidated pro forma results of operations, assuming the 2010 and 2011 acquisitions occurred on January 1, 2009, are as follows (in millions, except per share and per unit amounts):

	Year-to-date ended
	December 31, 2010	December 31, 2009
Revenues	$4,778	$4,484
Loss from continuing operations	(119)	(192)
Net loss	(123)	(253)

Host Inc.:
Net loss available to common shareholders	(129)	(256)
Basic earnings (loss) per common share:
Continuing operations	$(.19)	$(.33)
Discontinued operations	(.01)	(.11)

Basic loss per common share	$(.20)	$(.44)

Diluted earnings (loss) per common share:
Continuing operations	$(.19)	$(.33)
Discontinued operations	(.01)	(.11)

Diluted loss per common share	$(.20)	$(.44)

Host L.P.:
Net loss available to common unitholders	(130)	(261)
Basic earnings (loss) per common unit:
Continuing operations	$(.20)	$(.34)
Discontinued operations	—	(.10)

Basic loss per common unit	$(.20)	$(.44)

Diluted earnings (loss) per common unit:
Continuing operations	$(.20)	$(.34)
Discontinued operations	—	(.10)

Diluted loss per common unit	$(.20)	$(.44)

For 2010, we have included $56.5 million of revenues and $3.1 million of net income in our consolidated statements of operations related to the operations of our hotels acquired.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Notes Receivable

On April 13, 2010, we acquired, at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe with a face value of €64 million ($87 million). Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 3.8%, and the loan is performing. We record interest income on the loan based on the implicit interest rate required to accrete the book value of the receivable to an amount equal to the expected cash receipts for both the principal and interest through maturity. For 2010, we recorded interest income of €1.2 million ($1.6 million). The borrower exercised its first of two, one-year extension options in October 2010. The execution of the second one-year extension is subject to debt service coverage requirements.

13. Fair Value Measurements

Overview

Our recurring fair value measurements consist of the valuation of our derivative instruments, which may or may not be designated as accounting hedges. No transactions requiring non-recurring fair value measurements occurred in 2010 other than those associated with our acquisitions discussed in Note 11 – “Acquisitions.” Non-recurring fair value measurements during 2009 consisted of the impairment of four of our hotel properties and an other-than-temporary impairment of our investment in the European joint venture.

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The requirements are intended to increase the consistency and comparability of fair value measurements and the related disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy. The three levels are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2 — Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means.

Level 3 — Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

The following table details the fair value of our financial assets and liabilities that are required to be measured at fair value on a recurring basis, as well as non-recurring fair value measurements that we completed during 2009 (there were none in 2010) due to the impairment of non-financial assets (in millions):

		Fair Value at Measurement Date Using
	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fair Value Measurements on a Recurring Basis:
Interest rate swap derivatives(1)	$10.6	$—	$10.6	$—
Forward currency purchase contracts(1)(2)	6.9	—	6.9	—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Fair Value at Measurement Date Using
	Balance at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fair Value Measurements on a Recurring Basis:
Interest rate swap derivatives(1)	$(1.0)	$—	$(1.0)	$—
Forward currency purchase contracts(1)	1.7	—	1.7	—
Fair Value Measurements on a Non- recurring Basis:
Impaired hotel properties held and used(2)	78	—	73	5
Impaired hotel properties sold(2)	—	—	35	—
European joint venture investment(2)	138	—	—	125

(1)	These derivative contracts have been designated as hedging instruments.
(2)	The fair value measurements are as of the measurement date of the impairment and may not reflect the book value as of December 31, 2009.

Derivatives and Hedging

Interest rate swap derivatives. We have three interest rate swap agreements for an aggregate notional amount totaling $300 million related to The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa mortgage loan in the amount of $300 million. We entered into the derivative instruments to hedge changes in the fair value of the fixed-rate mortgage that occur as a result of changes in the 3-month LIBOR rate. As a result, we will pay a floating interest rate equal to the 3-month LIBOR plus a spread which ranges from 2.7% to 3.2%, as opposed to the fixed rate of 5.531%, on the notional amount of $300 million through March 1, 2014. During 2010 and 2009, the cash settlement received under the swap agreement decreased interest expense by $6 million and $1 million, respectively.

We have designated these derivatives as fair value hedges. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. As of December 31, 2010 and December 31, 2009, we recorded an asset of $10.6 million and a liability of $1 million, respectively, related to the fair value of the swaps. The changes in the fair value of the derivatives are largely offset by corresponding changes in the fair value of the underlying debt due to changes in the 3-month LIBOR rate, which is recorded as an adjustment to the carrying amount of the debt. Any difference between the change in the fair value of the swap and the change in the fair value in the underlying debt, which was not significant for the periods presented, is considered the ineffective portion of the hedging relationship and is recognized in net income/loss.

Foreign Currency Forward Purchase Contracts. We have four foreign currency forward purchase contracts totaling €80 million (approximately $114 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. Under these transactions, we will sell the Euro amount, and receive the U.S. Dollar amount on the forward purchase date. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the equity portion of our balance sheet. The forward purchase contracts are valued based on the forward yield curve of the Euro to U.S. Dollar forward exchange rate on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. The following table summarizes our four foreign currency purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date
				Fair Value as of December 31,		Change in Fair Value
				2010	2009	2010	2009
February 2008	€30	$43	August 2011	$2.8	$(.1)	$2.9	$(1.8)
February 2008	15	22	February 2013	2.2	.7	1.5	(1.2)
May 2008	15	23	May 2014	2.9	1.1	1.8	(1.4)

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 2010	20	26	October 2014	(1.0)	—	(1.0)	—

Total	€80	$114		$6.9	$1.7	$5.2	$(4.4)

Impairment

Impairment of Hotel Properties. We evaluate our hotel portfolio for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. During 2009, we identified several properties that may be sold prior to the end of their previously estimated useful lives or that had current or projected operating losses or other events or circumstances indicating a reduction in value or change in intended use. Properties exhibiting these characteristics were tested for impairment based on management’s estimate of expected future undiscounted cash flows from operations and sale during our expected remaining hold period. The fair value of these properties was determined based on either a discounted cash flow analysis or negotiated sales price. Based on these assessments, we recorded non-cash impairment charges totaling $97 million for 2009 of which $20 million is included in depreciation and amortization and the remaining $77 million in discontinued operations. There were no impairment charges recorded in 2010.

Other-than-temporary impairment of investment. During 2009, we determined that our investment in the European joint venture was impaired based on the reduction of distributable cash flows from the joint venture, which has been caused primarily by a decline in cash flows generated by the properties. We believe this impairment to be other-than-temporary because the time period over which the joint venture may be able to improve operations such that our investment would be fully recoverable is constrained by the remaining life of the joint venture. As a result, we recorded a non-cash impairment charge totaling $34 million in equity in earnings (losses) of affiliates based on the difference between our investment’s estimated fair value and its carrying value. As of December 31, 2010, we determined that our investment was not impaired.

Other Assets and Liabilities

Fair Value of Other Financial Assets and Liabilities. We did not elect the fair measurement option for any of our other financial assets or liabilities. Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates and are adjusted to reflect the effects of foreign currency translation. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts. The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Mortgage notes	$55	$77	$—	$—
Other notes receivable	—	—	11	11
Financial liabilities
Senior notes	3,093	3,200	3,411	3,473
Exchangeable Senior Debentures	1,156	1,471	1,123	1,246
Credit facility	58	58	—	—
Mortgage debt and other, net of capital leases	1,110	1,107	1,302	1,269

14. Relationship with Marriott International

We have entered into various agreements with Marriott, including the management of approximately 60% of our owned hotels, the management of 53 hotels leased from HPT and financing for joint ventures or partnerships, including our JW Marriott Hotel, Mexico City, Mexico and certain limited administrative services.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2010, 2009 and 2008, we paid Marriott $111 million, $105 million and $178 million, respectively, in hotel management fees for our owned hotels and approximately $1 million in franchise fees for each of 2010, 2009 and 2008. Additionally, in 2010, we paid $7 million of management fees for the hotels leased from HPT subsequent to the cancellation of the sublease on July 6, 2010. Included in the management fees are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

We enter into negotiations with Marriott from time to time in order to secure mutually beneficial modifications to the terms of management agreements on an individual or portfolio-wide basis, most typically in connection with repositioning projects or substantial capital investments at our properties. We negotiated amendments to various management agreements with Marriott which became effective in 2006 and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, which, based on the terms of agreement, were extended through fiscal year 2011, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. We agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

15. Hotel Management Agreements and Operating and License Agreements

Our hotels are subject to management agreements under which various operators, including Marriott, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Starwood, operate our hotels in exchange for the payment of a management fee. The agreements generally provide for both base and incentive management fees that are based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

As of December 31, 2010, 66 of our hotels were subject to management agreements under which Marriott or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with one or more renewal terms at the option of Marriott. Marriott typically receives a base fee of three percent of gross revenues and incentive management fees generally equal to 20% of operating profit after we have received a priority return. In addition, one of these hotels also is subject to a royalty agreement, which agreement provides an incentive royalty fee equal to one percent of net revenues. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

Additionally, while most of our management agreements are not terminable prior to their full term, we have negotiated rights with respect to 18 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels, subject to certain limitations, including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant part of such hotels maintain the Marriott brand affiliation. The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have a franchise agreement with Marriott for one hotel. Pursuant to the franchise agreement, we pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

Ritz-Carlton

As of December 31, 2010, we hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott, to manage eight of our hotels. These agreements have an initial term of 15 to 25 years with one or more renewal terms at the option of Ritz-Carlton. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, after we have received a priority return as defined in the agreements.

Starwood

As of December 31, 2010, 20 of our domestic hotels are subject to operating and license agreements with Starwood, under which Starwood operates the hotels, for an initial term of 20 years, with two renewal terms of 10 years each. Starwood receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after we have received a priority return of 10.75% on our purchase price and other investments in the hotels.

The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin, Sheraton, W, Luxury Collection and St. Regis, as well as matters relating to compliance with certain standards and policies (including through other agreements in the case of certain hotels) and the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of room sales and 2% of food and beverage sales.

We have termination rights relating to the operating agreements on 10 specified hotels upon the sale of those hotels. Such termination rights are active with respect to one of such hotels. With respect to nine of the 10 specified hotels, we have the right beginning in 2016 to sell 35% of such hotels (measured by EBITDA), not to exceed two hotels annually, free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

One of our international hotels is subject to an operating and license agreement with Starwood, under which Starwood operates the hotel for a term of 15 years. Starwood receives a combined base and license fee equal to three percents of total revenues.

Other Managers

As of December 31, 2010, we also hold management agreements with hotel management companies such as Hyatt, Hilton, Four Seasons and Fairmont for 17 of our hotels. These agreements generally provide for an initial term of 10 to 20 years, with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 20 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. These agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements, after we have received a priority return.

16. Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our office buildings) are immaterial and meet the aggregation criteria, and thus, we report one segment: hotel ownership. As of December 31, 2010, our foreign operations consist

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of four properties located in Canada, two properties located in Chile, one property located in Brazil, one property located in Mexico and one property located in the United Kingdom. There were no intersegment sales during the periods presented. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2010		2009		2008
	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net
United States	$4,244	$10,095	$3,997	$10,013	$4,930	$10,541
Brazil	8	48	—	—	—	—
Canada	109	131	96	135	119	123
Chile	29	56	25	53	32	45
Mexico	21	29	17	30	27	30
United Kingdom	17	155	—	—	—	—

Total	$4,428	$10,514	$4,135	$10,231	$5,108	$10,739

17. Guarantees and Contingencies

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not recognized in our consolidated financial statements due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $18 million as of December 31, 2010.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

In connection with the Starwood acquisition, we have three properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $3 million. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

18. Legal Proceedings

On April 27, 2005, we initiated a lawsuit against Keystone-Texas Property Holding Corporation seeking a declaration that a provision of the ground lease for the property under the San Antonio Marriott Rivercenter was valid and claiming that Keystone had breached that lease provision. On October 18, 2006, Keystone filed an

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amended counterclaim and later, a third party claim, alleging that we had tortiously interfered with Keystone’s attempted sale of the property and that we slandered Keystone’s title to the property.

On February 8, 2010, we received an adverse jury verdict in the 166th Judicial District Court of Bexar County, Texas. The jury found that we tortiously interfered with the attempted sale by Keystone of the land under the San Antonio Marriott Rivercenter and awarded Keystone $34.3 million in damages plus statutory interest. In addition, the jury found that we slandered Keystone’s title to the property and awarded Keystone $39 million in damages plus statutory interest. Keystone will only be entitled to receive one of these damages awards. On February 12, 2010, the jury awarded Keystone $7.5 million in exemplary damages with respect to the second claim. The trial court, however, subsequently granted our motion to disregard the jury’s exemplary damages award. Based on the range of possible outcomes, we have accrued a potential litigation loss of approximately $47 million.

On June 3, 2010, the trial court entered its final judgment, reciting and incorporating the jury’s verdict and awarding Keystone damages for slander of title, interest and attorneys’ fees. On August 26, 2010, we filed our notice of appeal based, in part, on what we believe to be numerous erroneous rulings which adversely impacted the jury’s verdict. We intend to vigorously pursue these issues on appeal.

We are also involved in various legal proceedings in the normal course of business regarding the operation of our hotels. To the extent not covered by insurance, these lawsuits generally fall into the following broad categories: disputes involving hotel-level contracts, employment litigation, compliance with laws such as the Americans with Disabilities Act and other general matters. Under our management agreements, our operators have broad latitude to resolve individual hotel-level claims for amounts generally less than $150,000. However, for matters exceeding such threshold, our operators may not settle claims without our consent. Based on our analysis of legal proceedings that we are currently involved with or aware of and our experience in resolving similar claims in the past, we have accrued, in addition to the accrual for Keystone noted above, approximately $6 million and estimate that, in the aggregate, our losses related to these proceedings could be as much as $8 million. We are not aware of any other matters with a reasonably possible negative outcome for which disclosure of a loss contingency is required. No assurances can be given as to the outcome of any pending legal proceedings.

19. Supplemental Guarantor and Non-Guarantor Information for Host L.P.

A portion of our subsidiaries guarantee our senior notes. Among the subsidiaries not providing guarantees are those owning 25 of our full-service hotels, our taxable REIT subsidiaries and all of their respective subsidiaries, and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is wholly owned by us.

The following condensed consolidating financial information sets forth the financial position as of December 31, 2010 and 2010 and results of operations and cash flows for each of the years in the three year period ending December 31, 2010 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Balance Sheets

(in millions)

December 31, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$675	$5,253	$4,586	$—	$10,514
Due from managers	(22)	1	66	—	45
Investments in affiliates	6,661	1,547	22	(8,082)	148
Rent receivable	—	34	—	(34)	—
Deferred financing costs, net	38	—	6	—	44
Furniture, fixtures and equipment replacement fund	67	30	55	—	152
Other	306	122	351	(426)	353
Restricted cash	29	1	11	—	41
Cash and cash equivalents	749	29	335	—	1,113

Total assets	$8,503	$7,017	$5,432	$(8,542)	$12,410

Debt	$1,883	$2,668	$1,178	$(252)	$5,477
Rent payable	—	—	34	(34)	—
Other liabilities	127	168	290	(174)	411

Total liabilities	2,010	2,836	1,502	(460)	5,888
Limited partnership interests of third parties	191	—	—	—	191
Capital	6,302	4,181	3,901	(8,082)	6,302

Total liabilities and capital	8,503	7,017	5,403	(8,542)	12,381
Non-controlling interests—consolidated partnerships	—	—	29	—	29

Total liabilities, limited partnership interest of third parties and capital	$8,503	$7,017	$5,432	$(8,542)	$12,410

December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$722	$5,210	$4,299	$—	$10,231
Assets held for sale	—	8	—	—	8
Due from managers	(23)	1	53	(2)	29
Investments in affiliates	5,887	1,199	28	(6,961)	153
Rent receivable	—	37	—	(37)	—
Deferred financing costs, net	42	—	7	—	49
Furniture, fixtures and equipment replacement fund	40	32	52	—	124
Other	231	64	344	(375)	264
Restricted cash	—	—	53	—	53
Cash and cash equivalents	1,340	34	268	—	1,642

Total assets	$8,239	$6,585	$5,104	$(7,375)	$12,553

Debt	$1,774	$3,004	$1,327	$(268)	$5,837
Rent payable	—	—	37	(37)	—
Other liabilities	139	172	166	(109)	368

Total liabilities	1,913	3,176	1,530	(414)	6,205
Limited partnership interests of third parties	139	—	—	—	139
Capital	6,187	3,409	3,552	(6,961)	6,187

Total liabilities and capital	8,239	6,585	5,082	(7,375)	12,531
Non-controlling interests—consolidated partnerships	—	—	22	—	22

Total liabilities, limited partnership interest of third parties and capital	$8,239	$6,585	$5,104	$(7,375)	$12,553

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Year ended December 31, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$126	$607	$4,423	$(728)	$4,428
Hotel operating expenses	—	—	(3,021)	—	(3,021)
Other property-level expenses	(23)	(138)	(327)	—	(488)
Depreciation and amortization	(56)	(295)	(240)	—	(591)
Corporate and other expenses	(7)	(54)	(47)	—	(108)
Gain on insurance settlement	—	—	3	—	3
Rental expense	—	—	(728)	728	—
Interest income	8	5	11	(16)	8
Interest expense	(108)	(213)	(79)	16	(384)
Net gains (losses) on property transactions and other	(11)	—	12	—	1
Gain (loss) on foreign currency transactions and derivatives	(4)	—	(2)	—	(6)
Equity in earnings (losses) of affiliates	(49)	59	3	(14)	(1)

Income (loss) before income taxes	(124)	(29)	8	(14)	(159)
Benefit (provision) for income taxes	(2)	—	33	—	31

INCOME (LOSS) FROM CONTINUING OPERATIONS	(126)	(29)	41	(14)	(128)
Income (loss) from discontinued operations, net of tax	(4)	(2)	(1)	3	(4)

NET INCOME (LOSS)	(130)	(31)	40	(11)	(132)
Less: Net (income) loss attributable to non-controlling interests	—	—	—	—	—

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(130)	$(31)	$40	$(11)	$(132)

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$124	$593	$4,129	$(711)	$4,135
Hotel operating expenses	—	—	(2,871)	—	(2,871)
Other property-level expenses	(21)	(145)	(220)	—	(386)
Depreciation and amortization	(58)	(312)	(243)	—	(613)
Corporate and other expenses	(8)	(59)	(49)	—	(116)
Rental expense	—	—	(711)	711	—
Interest income	11	3	12	(19)	7
Interest expense	(93)	(227)	(78)	19	(379)
Net gains on property transactions and other	1	—	13	—	14
Gain on foreign currency transactions and derivatives	4	—	1	—	5
Equity in earnings (losses) of affiliates	(153)	49	(2)	74	(32)

Income (loss) before income taxes	(193)	(98)	(19)	74	(236)
Benefit (provision) for income taxes	(2)	—	41	—	39

INCOME (LOSS) FROM CONTINUING OPERATIONS	(195)	(98)	22	74	(197)
Income (loss) from discontinued operations, net of tax	(61)	(15)	(5)	20	(61)

NET INCOME (LOSS)	(256)	(113)	17	94	(258)
Less: Net (income) loss attributable to non- controlling interests	—	—	1	—	1

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(256)	$(113)	$18	$94	$(257)

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$134	$782	$5,104	$(912)	$5,108
Hotel operating expenses	—	—	(3,379)	—	(3,379)
Other property-level expenses	(23)	(156)	(205)	—	(384)
Depreciation and amortization	(56)	(269)	(228)	—	(553)
Corporate and other expenses	(6)	(29)	(23)	—	(58)
Gain on insurance settlement	—	—	7	—	7
Rental expense	—	—	(912)	912	—
Interest income	26	6	18	(30)	20
Interest expense	(97)	(226)	(82)	30	(375)
Net gains (losses) on property transactions	(2)	—	4	—	2
Gain (loss) on foreign currency transactions and derivatives	(18)	—	19	—	1
Equity in earnings (losses) of affiliates	411	126	2	(549)	(10)

Income (loss) before income taxes	369	234	325	(549)	379
Benefit (provision) for income taxes	16	—	(13)	—	3

INCOME (LOSS) FROM CONTINUING OPERATIONS	385	234	312	(549)	382
Income (loss) from discontinued operations, net of tax	32	14	1	(15)	32

NET INCOME (LOSS)	417	248	313	(564)	414
Less: Net income attributable to non- controlling interests	—	—	(3)	—	(3)

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$417	$248	$310	$(564)	$411

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$22	$239	$259	$520

INVESTING ACTIVITIES
Proceeds from sales of assets, net	3	9	—	12
Acquisitions	—	(164)	(178)	(342)
Deposits for acquisitions	(38)	—	—	(38)
Deferred sale proceeds received from HPT	—	—	17	17
Investment in affiliates	(1)	—	—	(1)
Purchase of mortgage note on a portfolio of hotels	—	(53)	—	(53)
Capital expenditures	(20)	(154)	(135)	(309)
Change in furniture, fixtures and equipment (FF&E) replacement fund	(17)	3	(3)	(17)
Change in FF&E replacement funds designated as restricted cash	—	—	22	22
Property insurance proceeds	—	—	3	3

Cash used in investing activities	(73)	(359)	(274)	(706)

FINANCING ACTIVITIES
Financing costs	(9)	—	(1)	(10)
Issuance of debt	500	—	—	500
Draw on credit facility	56	—	—	56
Repurchase/redemption of senior notes, including exchangeable debentures	(821)	—	—	(821)
Mortgage debt prepayments and scheduled maturities	—	—	(364)	(364)
Scheduled principal repayments	—	(2)	(11)	(13)
Common OP unit issuance	406	—	—	406
Redemption of preferred OP units	(101)	—	—	(101)
Distributions on common OP units	(20)	—	—	(20)
Distributions on preferred OP units	(6)	—	—	(6)
Distributions to non-controlling interests	—	—	(4)	(4)
Contributions from non-controlling interests	—	—	11	11
Change in restricted cash for financing activities	5	(1)	19	23
Transfers to/from Parent	(551)	119	432	—

Cash provided by (used in) financing activities	(541)	116	82	(343)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(592)	$(4)	$67	$(529)

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$64	$197	$291	$552

INVESTING ACTIVITIES
Proceeds from sales of assets, net	30	143	26	199
Proceeds from sale of interest in CMB Joint Venture LLC	13	—	—	13
Investment in and return of capital from affiliates, net	32	—	—	32
Capital expenditures	(24)	(173)	(143)	(340)
Change in furniture, fixtures and equipment (FF&E) replacement fund	(4)	20	(22)	(6)
Changes in FF&E replacement funds designated as restricted cash	—	(4)	(10)	(14)

Cash provided by (used in) investing activities	47	(14)	(149)	(116)

FINANCING ACTIVITIES
Financing costs	(15)	—	(5)	(20)
Issuance of debt	786	—	120	906
Repayment on credit facility	(410)	—	—	(410)
Repurchase/redemption of senior notes, including exchangeable debentures	(139)	—	—	(139)
Mortgage debt prepayments and scheduled maturities	—	(342)	—	(342)
Scheduled principal repayments	—	(3)	(11)	(14)
Common OP unit issuance	767	—	—	767
Distributions on common OP units	(43)	—	—	(43)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(2)	(2)
Change in restricted cash for financing activities	—	3	1	4
Transfers to/from Parent	37	149	(186)	—

Cash provided by (used in) financing activities	974	(193)	(83)	698

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$1,085	$(10)	$59	$1,134

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$60	$401	$559	$1,020

INVESTING ACTIVITIES
Proceeds from sales of assets, net	14	24	—	38
Investment in affiliates	(77)	—	—	(77)
Capital expenditures	(54)	(356)	(262)	(672)
Change in furniture, fixtures and equipment (FF&E) replacement fund	(4)	5	2	3
Changes in FF&E replacement funds designated as restricted cash	—	6	—	6
Other	—	—	(14)	(14)

Cash used in investing activities	(121)	(321)	(274)	(716)

FINANCING ACTIVITIES
Financing costs	(3)	—	(5)	(8)
Issuances of debt	—	—	300	300
Draws on credit facility	410	—	—	410
Repurchase/redemption of senior notes, including exchangeable debentures	(82)	—	—	(82)
Mortgage debt prepayments and scheduled maturities	—	(34)	(211)	(245)
Scheduled principal repayments	—	(6)	(10)	(16)
Common OP unit repurchase	(100)	—	—	(100)
Distributions on common OP units	(542)	—	—	(542)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(8)	(8)
Change in restricted cash for financing activities	—	1	15	16
Transfers to/from Parent	346	(60)	(286)	—

Cash provided by (used in) financing activities	20	(99)	(205)	(284)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(41)	$(19)	$80	$20

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Quarterly Financial Data (unaudited)

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share/unit amounts)
Host Hotels & Resorts, Inc.:
Revenues	$822	$1,112	$1,003	$1,491
Operating profit (loss)	(1)	110	23	91
Income (loss) from continuing operations	(82)	19	(61)	(4)
Income (loss) from discontinued operations	(2)	—	—	(2)
Net income (loss)	(84)	19	(61)	(6)
Net income (loss) attributable to Host Hotels & Resorts, Inc.	(84)	18	(58)	(6)
Net income (loss) available to common stockholders	(86)	12	(58)	(6)
Basic income (loss) per common share:
Continuing operations	(.13)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.13)	.02	(.09)	(.01)
Diluted income (loss) per common share:
Continuing operations	(.13)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.13)	.02	(.09)	(.01)
Host Hotels & Resorts, L.P.(1):
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(85)	18	(59)	(6)
Net income (loss) available to common unitholders	(87)	12	(59)	(6)
Basic income (loss) per common unit:
Continuing operations	(.14)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.14)	.02	(.09)	(.01)
Diluted income (loss) per common unit:
Continuing operations	(.14)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.14)	.02	(.09)	(.01)

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share/unit amounts)
Host Hotels & Resorts, Inc.:
Revenues	$862	$1,049	$901	$1,323
Operating profit (loss)	20	104	(8)	33
Income (loss) from continuing operations	(54)	(11)	(67)	(65)
Income (loss) from discontinued operations	(6)	(58)	9	(6)
Net loss	(60)	(69)	(58)	(71)
Net loss attributable to Host Hotels & Resorts, Inc.	(59)	(68)	(55)	(70)
Net loss available to common stockholders	(61)	(70)	(57)	(73)
Basic income (loss) per common share:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)
Diluted income (loss) per common share:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)
Host Hotels & Resorts, L.P.(1):
Net loss attributable to Host Hotels & Resorts, L.P.	(60)	(69)	(56)	(72)
Net loss available to common unitholders	(62)	(71)	(58)	(75)
Basic income (loss) per common unit:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)
Diluted income (loss) per common unit:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)

(1)	Other income statement line items not presented for Host L.P. are equal to the amounts presented for Host Inc.

The sum of the basic and diluted earnings per common share and OP units for the four quarters in all years presented differs from the annual earnings per common share and OP units due to the required method of computing the weighted average number of shares and OP units in the respective periods.

21. Subsequent Events

Acquisitions

During 2011, we have acquired ten hotel properties located in Australia, New York, New Zealand and San Diego. The purchase price allocations are estimated based on available information, however, we are still in the process of finalizing our accounting for the acquisitions below:

On April 29, 2011, we acquired a 75% common voting interest and a preferred interest in Plenary Holdings No. 4 Pty Ltd, the joint venture that indirectly owns the 364-room Hilton Melbourne South Wharf, Australia. The total transaction value, including the 25% voting interest retained by the previous owners, is AUD 142 million ($152 million) and includes the assumption of an existing AUD 80 million ($86 million) mortgage loan. We drew $50 million on the credit facility to fund the acquisition, which was repaid during the second quarter of 2011. We are entitled to receive a cumulative priority return of 12% based on our initial investment of AUD 45 million ($48 million) plus 75% of the distributable cash after our partner’s subordinated preferred interest.

On March 23, 2011 we acquired the 775-room New York Helmsley Hotel for $313.5 million. The property is managed by Starwood, initially as an unbranded hotel, and will be converted to the Westin brand in 2012.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 17, 2011, we acquired Manchester Grand Resorts, L.P., the entity that owns the 1,625-room Manchester Grand Hyatt San Diego, and certain related rights, for $572 million (which includes the payment of $19 million for the existing FF&E replacement fund). The transaction was comprised of cash consideration of $566 million, including the repayment of $403 million of existing loans and the issuance of approximately 0.3 million Class A common units valued at $18.741 per unit, or $6 million. We also issued approximately 4 million Class F preferred units with a per unit liquidation preference of $25, or $99.5 million. We received a note from the seller equal in value to the preferred units. The interest rate on the note receivable is 25 basis points less than the dividend rate on the preferred units. In accordance with ASC 505, a right of setoff exists between the note receivable and the preferred units, as the proceeds from the redemption of the preferred units must be used to repay the note receivable. Therefore, the items will be recorded net on our consolidated balance sheet.

On February 18, 2011, we acquired a portfolio of midscale and upscale hotels in New Zealand for approximately NZD190 million ($145 million), at which time we entered into an NZD105 million ($80 million) mortgage. The properties are operated by Accor under the ibis and Novotel brands. The portfolio is comprised of the following hotels:

•	The 273-room Hotel Novotel Queenstown Lakeside;

•	The 193-room Hotel Novotel Christchurch Cathedral Square;

•	The 147-room Hotel Novotel Auckland Ellerslie;

•	The 139-room Hotel Novotel Wellington;

•	The 200-room Hotel ibis Wellington;

•	The 155-room Hotel ibis Christchurch; and

•	The 100-room Hotel ibis Ellerslie.

On February 22, 2011, Christchurch, New Zealand experienced an earthquake that resulted in substantial damage to two of the acquired hotels, Hotel Novotel Christchurch Cathedral Square and the Hotel ibis Christchurch. Currently, the hotels remain closed and largely inaccessible, as the New Zealand Ministry of Civil Defense and Emergency Management has restricted access to the area. Based on limited preliminary reviews, the overall structures of our properties remain intact; however, portions of our buildings, particularly the historic portion (39 rooms) of the Novotel property, have experienced significant damage. The properties are expected to remain closed until at least the second quarter of 2012 and potentially longer. We believe we have sufficient coverage under the insurance policy of our property manager for both property and business interruption. We estimate that the economic loss will be capped at approximately $3 million based on the maximum deductible under our insurance policy and have accrued the loss in the second quarter of 2011. The city experienced a second significant earthquake on June 13, 2011. While information about additional damage is limited, we do not believe it was significant and have not accrued any additional losses.

Investment in Affiliates

On June 27, 2011, the expansion of the European Joint Venture (Euro JV) was completed through the creation of a new fund (the “Euro JV Fund II”) in which each of the current partners in the Euro JV holds a 33.3% limited partner interest and we hold the remaining 0.1% general partner interest. The Euro JV Fund II has a target size of approximately €450 million of new equity and a target investment of approximately €1 billion, after taking into account anticipated debt. As part of the expansion, on June 28, 2011, we also transferred the Le Méridien Piccadilly to the Euro JV Fund II at a price of £64 million ($102 million), including the assumption of the associated £32 million ($52 million) mortgage. Proceeds received from our partners for the contribution of the Le Méridien Piccadilly was used to repay £25 million ($41 million) under our credit facility. In addition to the expansion of the capacity of the Euro JV, we have extended its term from 2016 to 2021, subject to two one-year extensions.

Debt

On June 28, 2011 we sold the Le Méridien Piccadilly to the Euro JV Fund II for of £64 million ($102 million), including associated £32 million ($52 million) mortgage. Proceeds received from our partners for the contribution of the Le Méridien Piccadilly was used to repay £25 million ($41 million) of borrowings from our credit facility.

On May 27, 2011, we gave notice of our intent to redeem $150 million of the outstanding $325 million 3.25% Exchangeable Senior Debentures. Subsequent to the end of the second quarter, holders of approximately

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$134 million of the 3.25% Exchangeable Debentures elected to exchange their debentures for shares of Host Inc. common stock totaling approximately 8.8 million shares, rather than receive the cash redemption proceeds, while the remaining $16 million of debentures were redeemed for cash. After this redemption, $175 million of the 3.25% Exchangeable Senior Debentures remain outstanding.

On May 11 and May 25, 2011, we issued $425 million and $75 million, respectively, of 5 7/8% Series W senior notes due June 15, 2019. We received proceeds from these issuances of approximately $489 million, net of discounts, underwriting fees and expenses. Interest on the Series W senior notes is payable semi-annually in arrears on June 15 and December 15, beginning December 15, 2011. The proceeds were used to repay $50 million drawn on our credit facility in connection with the acquisition of the Hilton Melbourne South Wharf, discussed below, and to redeem the remaining $250 million of the 7 1/8% Series K senior notes due November 2013, plus a $3 million premium on the redemption.

On April 29, 2011, we assumed AUD 80 million ($86 million) of mortgage debt in connection with the acquisition of the Hilton Melbourne South Wharf, Australia. We pay a floating interest rate equal to the quoted average bid rate on Reuters BBSY plus a 3.25% margin. At acquisition, we recorded the loan at fair value, which reflected a premium of $0.5 million. We also assumed the associated interest rate swap derivative, which fixes the Reuters BBSY rate at 7.52%. At acquisition, the swap did not qualify for hedge accounting; therefore, changes in the fair value of the derivative will be reflected in the consolidated statements of operations throughout the life of the swap. At acquisition, the swap’s fair value was a liability of AUD 1.8 million ($1.9 million). The swap agreement will expire on March 19, 2012. The loan matures on February 28, 2012.

On April 26, 2011, to facilitate the acquisition of the Hilton Melbourne South Wharf, we drew $50 million on our credit facility, which was subsequently repaid on May 12, 2011. We have $438 million of remaining available capacity under our credit facility as of September 13, 2011.

On March 1, 2011, we repaid the CAD129 million ($132 million) mortgage debt on our portfolio of four hotels in Canada. We drew CAD100 million ($103 million) from our credit facility in the form of bankers’ acceptances to fund a portion of this repayment. The bankers’ acceptances had an initial average interest rate of 2.18%, based on the 30-day Canadian bankers’ acceptances rate plus 90 basis points.

On February 18, 2011, we entered into an NZD105 million ($80 million) mortgage loan in conjunction with the acquisition of a portfolio of hotels in New Zealand. We pay a floating interest rate equal to the 3-month New Zealand Bank Bill Rate plus 120 basis points plus an additional commitment fee of 120 basis points per annum. On the same date, we entered into a swap agreement with the Bank of New Zealand that fixes 75% of the loan at an all-in rate of 7.15% through the maturity date of February 18, 2016.

Capital Transactions

On April 21, 2011, we entered into a Sales Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host Inc. may issue and sell, from time to time, shares having an aggregate offering price of up to $400 million. The sales will be made in “at the market” offerings under Securities and Exchange Commission (“SEC”) rules, including sales made directly on the NYSE. BNY Mellon Capital Markets, LLC is acting as sales agent. Host Inc. may sell shares of common stock under its new program from time to time based on market conditions, although it is not under an obligation to sell any shares. As of September 13, 2011 we issued approximately 11.1 million shares of common stock under the program at an average price of $17.28 per share for net proceeds of approximately $190 million.